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                                                                  EXHIBIT 99.1

                                PRESS  RELEASE


CONTACT:  Glenn Etherington, 407-357-1400

BRITE NAMES DAVID S. GERGACZ CHAIRMAN OF THE BOARD.

     ORLANDO, FLA., January 12,1998 - Today Brite Voice Systems announced the appointment of President and CEO David S. Gergacz to the additional position of Chairman of the Board. Gergacz joined Brite in December 1996 and has served on the Board of Directors since 1994.

     Gergacz succeeds Stanley G. Brannan, Brite's founder and former President and CEO. Brannan resigned for personal reasons, primarily relating to the near-fatal injuries sustained last summer by his 21-year old son, Christopher. Brannan will remain a director and a consultant to the company.

     "I know David Gergacz and the Brite management team will continue to guide the company to new success," said Brannan. " My personal focus right now must be with my wife to help care for Chris and get him through an extended period of rehabilitation."

     Brannan founded the company in 1984 and subsequently took it public in 1989. Today, Brite has grown to nearly 700 employees worldwide, with operations in major cities around the world.

     "Stan Brannan's vision and leadership will be missed by all of us at Brite, but we understand and respect his decision to spend more time with his family," said Gergacz. "Over the years, Stan has formed many close relationships with his employees and colleagues in the industry, and I am gratified that he has agreed to stay on in an advisory capacity and as a member of the Board of Directors."

     Gergacz came to Brite after serving as President and CEO for Cincinnati Bell Telephone. His distinguished career in the telecommunications industry began with various management positions at Bell Laboratories, AT&T, and NYNEX. Gergacz also served as COO of Network Systems at Sprint, CEO of Boston Technology and CEO of Rogers Cantel.


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Brite names David S. Gergacz Chairman of the Board. Page 2

     Brite is a world leader in providing enhanced telecommunications systems and interactive information systems. Brite's products include prepaid and enhanced calling card systems for wireless and landline communications companies, and IVR-CTI for service companies. The company also provides managed service capabilities for these products as well as telecommunications management services. Brite's world headquarters are located in Heathrow, Florida, a suburb of Orlando. The company has offices and facilities worldwide.